UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2017

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, Houston, Texas U.S.A. 77056

62 Buckingham Gate, London, United Kingdom SW1E 6AJ

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 513-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Schlumberger Limited (the “Company”) has received notice of an unsolicited “mini-tender” offer by TRC Capital Corporation (“TRC Capital”) to purchase up to 2,000,000 shares of the Company’s common stock at an offer price of $65.63 per share in cash, which is approximately 4.29 percent lower than the $68.57 per share closing price for the Company’s common stock on June 16, 2017, the last trading day before the commencement of TRC Capital’s mini-tender offer. The shares subject to TRC Capital’s offer represent approximately 0.14 percent of the shares of the Company’s outstanding common stock as of the date of the offer.

Schlumberger does not endorse TRC Capital’s unsolicited mini-tender offer and is not associated in any way with TRC Capital, its mini-tender offer, or its mini-tender offer documents.

On June 20, 2017, the Company issued the press release attached to this Report as Exhibit 99, informing its shareholders that the Company does not endorse TRC Capital’s unsolicited mini-tender offer and recommending that shareholders not tender their shares to TRC Capital. Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital’s offering documents. TRC Capital’s offer is currently scheduled to expire at 12:01 a.m., New York City time, on Wednesday, July 19, 2017, but TRC Capital may extend the offering period at its discretion.

Additional information concerning mini-tender offers is included, or referred to, in the attached press release.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed below is furnished pursuant to Item 9.01 of this Form 8-K.

99	Press Release of Schlumberger Limited dated June 20, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SCHLUMBERGER LIMITED

/s/ Alexander C. Juden
Alexander C. Juden
Secretary and General Counsel

Date: June 20, 2017